Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 2, 2021

Board of Directors
Benefit Street Partners Realty Trust, Inc.
9 West 57th Street, Suite 4920
New York, New York 10019

Ladies and Gentlemen:

We are acting as counsel to Benefit Street Partners Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-4 (File No. 333-258947), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to (i) 34,344,313 shares of the Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of the Company (the “Class A Common Shares”), and (ii) 10,329,039 shares of 7.50% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), of the Company (the “Series E Preferred Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 25, 2021 (the “Merger Agreement”), by and among the Company, Rodeo Sub I, LLC, a Maryland limited liability company and wholly-owned subsidiary of the Company, Capstead Mortgage Corporation, a Maryland corporation, and Benefit Street Partners L.L.C., a Delaware limited liability company and the external advisor of the Company. The Registration Statement also registers the Class A Common Stock of the Company which may be issuable upon conversion of the Series E Preferred Shares (the “Conversion Shares,” and together with the Class A Common Shares and the Series E Preferred Shares, the “Shares”) upon a change of control pursuant to the Articles Supplementary (the “Articles Supplementary”) relating to the Series E Preferred Stock. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement, as amended. We also have assumed that the Company will complete its proposed amendment to its Articles of Amendment and Restatement to re-name the common stock, par value $0.01 per share, of the Company “Class A Common Stock.” As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Moscow  Munich  New York  Northern Virginia  Paris  Perth  Philadelphia  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Sydney  Tokyo  Warsaw  Washington, D.C.   Associated Offices:  Budapest  Jakarta  Riyadh  Shanghai FTZ  Ulaanbaatar.   Business Service Centers:  Johannesburg  Louisville.   Legal Services Center:  Berlin.  For more information see www.hoganlovells.com

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(i)
Following (1) effectiveness of the Registration Statement, and (2) issuance of the Class A Common Shares pursuant to the terms of the Merger Agreement, the Class A Common Shares will be validly issued, fully paid and nonassessable.

(ii)
Following (1) the effectiveness of the Registration Statement, (2) the filing of the Articles Supplementary with, and the acceptance for record by, the Maryland State Department of Assessment and Taxation, and (3) issuance of the Series E Preferred Shares pursuant to the terms of the Merger Agreement, the Series E Preferred Shares will be validly issued, fully paid and nonassessable. The Board of Directors has duly adopted resolutions reserving the Conversion Shares for issuance upon conversion of the Series E Preferred Shares. The Conversion Shares have been duly authorized and, if issued upon conversion of the Series E Preferred Shares on the date hereof in accordance with the Articles Supplementary, would be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP